FORM 10-Q

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C.  20219


              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 AND 12CFR16.3

                For the quarterly period ended September 30, 1996

                                       or

             [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from ______ to ______

      For the Quarter Ended September 30, 1996     Commission File Number:


                              GOLETA NATIONAL BANK
             (Exact name of registrant as specified in its charter)


              California                                  77-0194455
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)


 5827 Hollister Ave., Goleta, California                    93117

 (Address of Principal Executive Offices)                 (Zip Code)

(Registrant's telephone number, including area code)    (805) 683-4944


     Indicate by check mark whether the registrant (1) has filed all reports Required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 and 12CFR16.3 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                Yes  X                                       NO

Number of shares of common stock of the registrant:  1,450,416 outstanding as of
                               September 30, 1996

                        This Form 10-Q contains 13 pages.

PART 1 - FINANCIAL INFORMATION

GOLETA NATIONAL BANK
BALANCE SHEETS
DOLLAR AMOUNTS IN THOUSANDS
                                                                           September 30, 1996   December 31, 1995
                                                                          --------------------  ------------------
                                                                              (unaudited)
ASSETS
Cash and due from banks                                                   $              2,322  $            3,273
Federal funds sold                                                                       5,780               7,873
Time deposits in other financial institutions                                            2,072               1,378
Federal reserve bank stock                                                                 156                 137
Investment securities held to maturity, at cost,
  fair value of $1,498  in 1996 and $994
  in 1995                                                                                1,498                 994
Loans
  Held for investment, net of allowance for loan
    losses of $1,381 in 1996 and $1,463
    in 1995                                                                             49,385              48,831
  Held for sale, at lower of cost or fair value                                          4,388               2,743
Other real estate owned, net                                                                42                   -
Premises and equipment, net                                                              1,906               1,576
Excess servicing assets                                                                  2,097               1,042
Accrued interest receivable and other assets                                             1,575               2,268
                                                                          --------------------  ------------------

TOTAL ASSETS                                                              $             71,221  $           70,115
                                                                          ====================  ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing demand                                            $             12,103  $           13,195
    Interest-bearing demand                                                             13,003              11,306
    Savings                                                                             11,200              13,274
    Time certificates of $100,000 or more                                               10,891               9,191
    Other time certificates                                                             14,078              16,626
                                                                          --------------------  ------------------

          Total deposits                                                                61,275              63,592
  Accrued interest payable and other liabilities                                           297                 410

          Total liabilities                                                             61,572              64,002
                                                                          --------------------  ------------------

COMMITMENTS AND CONTINGENCIES                                                                -                   -

STOCKHOLDERS' EQUITY
  Common stock, $2.50 par value: 4,000,000 shares authorized:
  1,450,416 and 1,018,300 shares issued and outstanding at September 30,                 3,626               2,546
  1996 and December 31, 1995, respectively
  Additional paid-in capital                                                             4,351               2,631
  Retained earnings                                                                      1,672                 936
                                                                          --------------------  ------------------

          Total stockholder's equity                                                     9,649               6,113
                                                                          --------------------  ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $             71,221  $           70,115
                                                                          ====================  ==================

See notes to financial statements.

GOLETA  NATIONAL  BANK
STATEMENTS  OF  EARNINGS
(UNAUDITED)

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

                  For the Three Months          For the Nine Months
                    Ended September 30          Ended September 30


                                                  1996    1995    1996    1995
                                                 ------  ------  ------  ------
INTEREST INCOME:
  Loans, including fees                          $1,648  $1,465  $4,615  $4,232
  Federal funds sold                                 85      53     200     190
  Time deposits in other financial institutions      22      43      60     154
  Investment securities                              23      11      77      33
                                                 ------  ------  ------  ------

          Total interest income                   1,778   1,572   4,952   4,609

INTEREST EXPENSE ON DEPOSITS                        610     612   1,790   1,809
                                                 ------  ------  ------  ------

NET INTEREST INCOME                               1,168     960   3,162   2,800

PROVISION FOR LOAN LOSSES                           110      90     335     270
                                                 ------  ------  ------  ------

NET INTEREST AFTER PROVISION FOR LOAN              1058     870   2,827   2,530
  LOSSES

OTHER INCOME:
  Gains from loan sales                             325     359     854   1,255
  Loan servicing fees                             1,084     596   2,788   1,540
  Service charges, fees and other income            224     335    1247     653
                                                 ------  ------  ------  ------

          Total other income                      1,633   1,290   4,889   3,448
                                                 ------  ------  ------  ------

OTHER EXPENSES:
  Salaries and employee benefits                  1,340   1,026   4,009   2,709
  Occupancy expenses                                306     255     852     714
  Other operating expenses                          527     401   1,471   1,050
                                                 ------  ------  ------  ------

          Total other expenses                    2,173   1,682   6,332   4,473
                                                 ------  ------  ------  ------

INCOME BEFORE PROVISION FOR INCOME                  518     478   1,384   1,505
TAXES

PROVISION FOR INCOME TAXES                          213     194     577     618
                                                 ------  ------  ------  ------

NET INCOME                                       $  305  $  284  $  807  $  887
                                                 ======  ======  ======  ======

NET INCOME PER COMMON SHARE                      $  .25  $  .28  $  .75  $  .88
                                                 ======  ======  ======  ======

See notes to financial statements.

GOLETA  NATIONAL  BANK
STATEMENTS  OF  CASH  FLOWS
(UNAUDITED)
DOLLAR  AMOUNTS  IN  THOUSANDS

                                         FOR THE NINE MONTHS
                                          ENDED SEPTEMBER 30


                                                                                1996      1995
                                                                              --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                 $   807   $   887
   Adjustments to reconcile net income to net cash provided by (used in)
      operating activities:
      Provision for loan losses                                                   335       270
      Depreciation and amortization                                               349       214
      Gain on OREO                                                                (41)        -
      Origination of excess servicing assets                                   (1,054)     (636)
      Changes in operating assets and liabilities:
         Accrued interest receivable and other assets                             692      (612)
         Accrued interest payable and other liabilities                          (113)     (540)
                                                                              --------  --------

            Net cash provided by (used in) operating activities                   975      (417)
                                                                              --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of held-to-maturity investment securities
      and Federal Reserve Bank stock                                           (1,522)      (11)
   Maturity of held-to-maturity investment securities                           1,000         -
   Net decrease (increase) in time deposits in other financial institutions      (694)    1,880
   Net increase in loans                                                       (2,928)   (5,582)
   Proceeds from sale of other real estate owned                                  393       653
   Purchase of premises and equipment                                            (680)     (583)
                                                                              --------  --------

         Net cash used in investing activities                                 (4,431)   (3,643)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in demand deposits, and savings accounts            (1,470)    7,344
   Net (decrease) in time certificates                                           (847)     (916)
   Net Proceeds of Secondary Stock Offering                                     2,800         -
   Exercise of stock options                                                        -         4
   Cash dividends paid                                                            (71)      (46)
                                                                              --------  --------

         Net cash provided by financing activities                                412     6,386
                                                                              --------  --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                           (3,044)    2,326
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   11,146     7,484
                                                                              --------  --------
CASH AND CASH EQUIVALENTS, SEPTEMBER 30.                                      $ 8,102   $ 9,810
                                                                              ========  ========

See notes to financial statements.

                              GOLETA NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS

              For the nine months ended September 30, 1996 and 1995

1. Summary of Significant Accounting Policies. See note 1 of the Notes to Financial Statements in Goleta National Bank's 1995 Annual Report.

     Loans Held for Sale - The guaranteed portion of loans insured by the SBA and HUD Title I home improvement loans, which are originated and are intended for sale in the secondary market, are carried at the lower of cost or estimated market value. Funding for SBA and HUD programs depends on annual appropriations by the U.S. Congress, and accordingly, the sale of loans under these programs is dependent on the continuation of such programs.

     On January 1, 1995 the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 prescribes that a loan is impaired when it is probable that the creditor will be unable to collect all contractual principal and interest payments under the terms of the loan agreement. SFAS No. 114 generally requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans must be measured at the fair value of the collateral if foreclosure is probable. SFAS No. 114 also prescribes measuring impairment of a restructured loan by discounting the total expected future cash flows at the loan's effective rate of interest in the original loan agreement. The effect of initially adopting SFAS No. 114 is reported as part of the provision for loan losses. The adoption of SFAS No. 114 did not have a material impact on the results of operations or the financial position of the Bank taken as a whole.

     The Bank sells SBA and HUD Title I loans with servicing retained. At the time of the sale, an evaluation is made of the contractual servicing fee that is represented by the differential between the contractual interest rate of the loan and the interest rate payable to the investor. The present value of the amount by which the contractual servicing fee exceeds a normal servicing fee, or the Bank's cost of servicing such loans plus a normal profit, whichever is greater, after evaluation of estimated prepayments on such loans, is considered to be an adjustment of the sales proceeds, which in turn increases the gain recognized at the time of the sale. Such gains are only recognized to the extent they do not exceed the amount deferred as yield enhancement on the unguaranteed portion of the SBA loan sold. The resultant amount of deferred loan sales proceeds is amortized using a method that approximates a level yield over the estimated remaining lives of such loans. The contractual servicing fee is recognized as income over the lives of the related loans, net of the estimated normal amortization of the deferred loan sales proceeds. Loan servicing costs are charged to expense as incurred. When actual loan repayment experience differs from original estimates, amortization is adjusted accordingly through operations.

2. Certain reclassifications have been made in the 1995 financial information to conform to the presentation used in 1996.

3. In the ordinary course of business, the Bank enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying financial statements. As of September 30, 1996, the Bank had entered into commitments with certain customers amounting to $12.2 million compared to $9.9 million at December 31, 1995. Letters of credit at September 30, 1996 and December 31, 1995 were $81,000 and $96,000, respectively.

4. The interim consolidated financial statements are unaudited and reflect all adjustments and reclassifications which, in the opinion of management, are necessary for a fair statement of the results of operations and financial condition for the interim period. All adjustments and reclassifications are of a normal and recurring nature. Results for the period ending September 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

5. Net income per share has been computed based on the weighted average number of common shares and common stock equivalents outstanding during each period. All share and earnings per share amounts have been retroactively restated to reflect the 10% stock dividend issued in 1995 and the 2 for 1 stock split in 1996.

6. Supplemental cash flow information. During the three-month and nine month period ended September 30, 1996, loans amounting to $31,000 and $393,000, respectively were transferred to Other Real Estate Owned ("OREO") as a result of foreclosure on the real properties held as collateral. OREO sold during the three-month and nine month periods ended September 30, 1996, amounted to $276,000 and $352,000, respectively.

7. On March 15, 1996, the shareholders of the Bank approved a 2 for 1 stock split effective for shareholders of record on February 18, 1996. Furthermore, at that date the shareholders authorized an additional 2,000,000 shares of the Bank's common stock to be held for future issuance.

8. During the second quarter, the Bank filed an S-1 registration statement which became effective on May 17, 1996. The registration statement was filed in conjunction with a secondary offering of the Bank's stock. The offering was closed on July 17, 1996, and resulted in the issuance of 429,684 shares of common stock and the issuance of 472,653 warrants. Each warrant will entitle the holder to purchase one share of common stock at $8.75. The warrants expire June 30, 1998.


                              GOLETA NATIONAL BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

Management's discussion and analysis is written to provide greater insight into the results of operations and the financial condition of Goleta National Bank.
For a more complete understanding of Goleta National Bank and its operations, reference should be made to the financial statements included in this report and the Bank's 1995 Annual Financial Statements.

                              RESULTS OF OPERATIONS

The Bank reported net earnings of $305, or $.25 per share, and $807, or $.75 per share for the three and nine months ended September 30, 1996, compared to $284, or $.28 per share and $887 or $.88 per share, for the three and nine months ended September 30, 1995. While net earnings for the three months ended September 30, 1996 increased by $21, or 7.4%, net earnings for the nine months ended September 30, 1996 decreased by $80, or 9.0%. This is because of a one time sale of a portfolio of loans that resulted in a $500 gain in 1995. This portfolio sale was not repeated in 1996. For the three and nine months ended September 30, 1996, the annualized return on average assets was 1.7% and 1.5%, compared to 1.8% and 1.9% in 1995. The annualized return on average equity was 15.1% and 14.5% for the three and nine months ended September 30, 1996 and 19.7% and 21.3% for the three and nine months ended September 30, 1995.

Pre-tax operating earnings totaled $518 and $1,384 for the three and nine months ended September 30, 1996. This represented an increase of $40 or 8.4% and $379 or 37.7%, over pre-tax operating income of $478 and $1,005, excluding the one time gain on the sale of a portfolio, for the three and nine months ended September 30, 1995.

NET  INTEREST  INCOME/NET  INTEREST  MARGIN
One component of the Company's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments, and the interest paid for deposits and borrowed funds. The net interest margin is net interest income expressed as a percentage of average earning assets.

The net interest margin was 7.1% and 6.4% for the three and nine months ended September 30, 1996, compared to a net interest margin of 6.4% and 6.3% for the three and nine months ended September 30, 1995. The increase in the net interest margin resulted as both net interest income and average earning assets increased. Net interest income totaled $1,168 and $3,162 for the three and nine months ended September 30, 1996. This represented an increase of $208, or 21.7% and $362 or 12.9%, from net interest income of $960 and $2800 for the three and nine months ended September 30, 1995. Earning assets averaged $65,512 and $65,417 for the three and nine months ended September 30, 1996. This represented an increase of $5,589, or 9.3% and $6,367 or 10.8%, over average earning assets of $59,923 and $59,050 for the three and nine months ended September 30, 1995.

For the three and nine months ended September 30, 1996, the Bank earned interest and fees of $1,778 and $4,952 on average loans of $54,801 and $53,725, representing an annualized yield of 13.0% and 12.3%. For the three and nine months ended September 30, 1995, the Bank earned interest and fees of $1,572 and $4,609 on average loans of $48,618 and $47,527, for an annualized yield of 12.9% and 12.9%.

CREDIT  LOSS  EXPERIENCE
The Bank maintains an allowance for potential credit losses. The allowance is increased by a provision for credit losses charge against operating results and from recoveries on loans previously charge off. The allowance is reduced by loan losses charged to the allowance. The allowance for credit losses was $1,381 at September 30, 1996 versus $1,463 at December 31, 1995. At September 30, 1996, the allowance for credit losses was equal to 2.5% of gross loans, as compared to 2.8% of gross loans at December 31, 1995.

For the three and nine months ended September 30, 1996, the provision for credit losses was $110 and $335, representing an increase of $20, or 22.2%, and $65, or 24.1% over a provision for credit losses of $90 and $270 for the three and nine months ended September 30, 1995. Loans charged to the allowance for credit losses, net of recoveries, totaled $20 and $423 for the three and nine months ended September 30, 1996, compared to net loans charged to the allowance for credit losses of $68 and $99 for the three and nine months ended September 30, 1995.

Nonaccrual loans declined to $632 at September 30, 1996, compared to $1,037 at December 31, 1995. This represented a decrease of $405, or 39.0%. The Company has adopted the methods prescribed by Statement of Financial Accounting Standards No. 114 for determining the fair value of specific loans for which the eventual collection of all principal and interest is considered impaired.

While management believes that the allowance was adequate at September 30, 1996 to absorb losses from any known or inherent risks in the portfolio, no assurance can be given that economic conditions which adversely affect the Bank's service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

OTHER  OPERATING  INCOME
Other operating income includes service charges on deposit accounts, gains on sale of loans, servicing fees, and other revenues not derived from interest on earning assets. Other operating income for the three and nine months ended September
30, 1996 was $1,633 and $4,889. This represented an increase of $343, or 26.6%, and $1,441 or 41.9%, over other operating income of $1,290 and $3,448 for the three and nine months ended September 30, 1995. The increase was because of an increases in fee and excess servicing income, slightly offset by the one time gain on the sale of loans taken during the second quarter of 1995.


OTHER  OPERATING  EXPENSES
Other expenses include salaries and employee benefits, occupancy and equipment, and other operating expenses. The continued growth of the Bank required additional staff and overhead expense to support the continued high level of customer service which increased the cost of occupying the Bank's offices. Although compensation expenses have grown significantly, approximately 40% of the Bank personnel derive some or all of their compensation based on income production. This means that a significant portion of compensation is tied to increases in revenues instead of being a fixed expense. Other operating expenses totaled $2,173 and $6,332 for the three and nine months ended September 30, 1996. This represented an increase of $491, or 29.2% and $1,859 or 41.6%, over other operating expenses of $1,682 and $4,473 for the three and nine months ended September 30, 1995. The increases in other expenses for the periods compared were primarily because of compensation related to loan originations and sales, the purchase of data processing hardware and software, and the increase in the number of loan production and processing offices.

                             BALANCE SHEET ANALYSIS

At September 30, 1996, total assets were $71,221, representing an increase of $1,106, or 1.6%, from total assets of $70,115 at December 31, 1995. Total deposits of $61,276 at September 30, 1996, decreased $2,316, or 3.6% from $63,592 at December 31, 1995. Net loans increased $2,199, or 4.3%, from $51,574 at  December  31,  1995,  to  $53,773  at  September  30,  1996.

INVESTMENT  SECURITIES
At September 30, 1996, investment securities (including federal funds sold) totaled $9,506. This represented a decrease of $876, or 8.4%, over total investments of $10,382 at December 31, 1995. This decrease is a result of a shift from investments to higher yielding loans.

DEPOSITS  AND  OTHER  BORROWINGS
At September 30, 1996, deposits totaled $61,276. This represented a decrease of $2,316, or 3.6%, over total deposits of $63,592 at December 31, 1995.

Non-interest bearing demand deposits totaled $12,103 at September 30, 1996. This represented a decrease of $1,092, or 8.3%, over non-interest bearing demand deposits of $13,195 at December 31, 1995.

LIQUIDITY
The Bank has an asset and liability management program which aids management in maintaining its interest margins during times of both rising and falling interest rates and in maintaining sufficient liquidity. Liquidity of the Bank at September 30, 1996 was 22.8% and at December 31, 1995 was 23.8%, based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available for sale) divided by total liabilities. Management believes it maintains adequate liquidity levels.


CAPITAL  RESOURCES
The Bank's equity capital was $9,649 at September 30, 1996. The primary source of capital for the Bank has been the retention of net income. In addition, the Bank raised $2.8 million through a secondary stock offering. This increased capital will be used for possible merger or acquisition activity as well as to allow continued growth. The Bank's 1995 annual report (note 6 of such accompanying financial statements) describes the regulatory capital requirements of the Bank.

The Bank is required to meet risk-based capital standards set by the respective regulatory authorities. The risk-based capital standards require the achievement of a minimum ratio of total capital to risk-weighted assets of 8.0% (of which at least 4.0% must be Tier 1 capital). In addition, the regulatory authorities require the highest rated institutions to maintain a minimum leverage ratio of 4.0%. At September 30, 1996, the Bank exceeded the minimum risk-based capital ratio and leverage ratio required to be considered "Well Capitalized".


     Table 1 below presents the Bank's risk-based and leverage capital ratios as of September 30,
1996,  and  December  31,  1995:

TABLE  1  -  REGULATORY  CAPITAL  RATIOS

                                 MINIMUM
                   MINIMUM         WELL
CAPITAL RATIOS   REQUIREMENT   CAPITALIZED   SEPTEMBER 30, 1996   DECEMBER 31, 1995
---------------  ------------  ------------  -------------------  ------------------
Risk-based
Capital Ratios:
   Tier I               4.00%         6.00%               13.21%              11.08%
   Total                8.00%        10.00%               14.48%              12.36%
Leverage Ratio          4.00%         5.00%               11.31%               8.53%


                           PART II - OTHER INFORMATION


          Item  1     -     Legal  Proceedings
                            Not  Applicable

          Item  2     -     Changes  in  Securities
                            Not  Applicable

          Item  3     -     Defaults  upon  Senior  Securities
                            Not  Applicable

          Item  4     -     Submission  of Matters to a Vote of Security Holders
                            Not  Applicable

          Item  5     -     Other  Information

At the Strategic Planning Meeting of the Board of Directors of the Registrant held on September 19, 1996, a plan of reorganization was approved pursuant to which Registrant would become a wholly-owned subsidiary of a newly-formed
California  Corporation,  Community  West  Bancshares  ("CWB").

Under the terms of the plan of reorganization, CWB will be formed under the laws of the State of California and Goleta Interim National Bank (the "Interim Bank") will also be formed as a wholly-owned subsidiary of CWB. Under the plan of reorganization, the Registrant will be merged with and into Interim Bank with the Interim Bank as the surviving entity changing its name to "Goleta National Bank". As a result of the reorganization, the Registrant will become the wholly-owned subsidiary of CWB and each shareholder of the Registrant will receive one share of CWB Common Stock for each share of the Registrant's Common Stock held as of the record date of the reorganization.

Consummation of the reorganization is subject to the receipt of various regulatory approvals, including but not limited to, approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of the Registrant's Common Stock is also required. It is anticipated that the reorganization will be consummated during the first quarter of 1997.

          Item  6     -     Exhibits  and  Reports  on  Form  8-K

                    (a)     Exhibits
                            Not  Applicable

                    (b)     Reports  on  Form  8-K
                            Not  Applicable


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934 and 12CFR16.3, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              GOLETA NATIONAL BANK
                              --------------------
                                  (Registrant)



                                    By: /S/ C.  Randy  Shaffer
                                        ----------------------
     Date:     November  14,  1996      C.  Randy  Shaffer
                                        Executive  Vice  President
                                        Chief  Financial  Officer



                           PART II - OTHER INFORMATION


          Item  1     -     Legal  Proceedings
                            Not  Applicable

          Item  2     -     Changes  in  Securities
                            Not  Applicable

          Item  3     -     Defaults  upon  Senior  Securities
                            Not  Applicable

          Item  4     -     Submission  of Matters to a Vote of Security Holders
                            Not  Applicable

          Item  5     -     Other  Information
                            Not  Applicable

          Item  6     -     Exhibits  and  Reports  on  Form  8-K

                    (a)     Exhibits
                            Not  Applicable

                    (b)     Reports  on  Form  8-K
                            Not  Applicable